Exhibit 4.36

Loan Agreement

Between

Zheng Yeqing

And

Xiaopeng Automobile Sales Co., Ltd.

January 31, 2024

Loan Agreement

This loan agreement (“Agreement”) is made by the following parties on January 31, 2024 (“Execution Date”):

1.	Zheng Yeqing (“Borrower”);

Address: [REDACTED]

ID Card No.: [REDACTED]

2.	Xiaopeng Automobile Sales Co., Ltd. (“Lender”).

Registered address: Room 108, No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou (for office only, not for factory)

Unified social credit code: 91440101MA5ANXEF2F

Legal representative: Han Jian

Each of the above parties is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.	The Borrower intends to obtain the Loan (as defined below) from the Lender according to the terms and conditions of this Agreement for the Transaction (as defined below).

2.	The Lender intends to provide the Loan to the Borrower according to the terms and conditions of this Agreement.

The Parties agree as follows to specify their rights and obligations under the Loan arrangement:

1.	Definitions

1.1	In this Agreement:

“Domestic Company”	Means Guangdong Intelligent Insurance Agency Co., Ltd., a limited liability company established in China, whose unified social credit code is 91370202664509184D.

“Loan”	Means the loan provided by the Lender to the Borrower under Article 2.1 hereof in one lump sum or in installments, the principal of which amounts to RMB thirty-one million five hundred thousand (RMB31,500,000.00).

“Loan Term”	Has the meaning set forth in Article 4.1 hereof.

“Outstanding Amount”	Means the amount under the Loan that has not been repaid by the Borrower.

“Repayment Notice”	Has the meaning set forth in Article 4.2 hereof.

“China”	Means the People’s Republic of China, for purpose hereof, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan.

“Confidential Information”	Has the meaning set forth in Article 6.1 hereof.

“Prohibited Transactions”	Has the meaning set forth in Article 7.1 hereof.

“Prohibited Documents”	Has the meaning set forth in Article 7.1 hereof.

“Party’s Rights” “Transaction”	Has the meaning set forth in Article 10.5 hereof. Has the meaning set forth in Article 2.1 hereof.

1.2	The terms used in this Agreement have the following meanings:

“Articles” means the articles of this Agreement, unless the context requires otherwise;

“Taxes” shall be interpreted to include any taxes, costs, duties or other charges of the same nature (including but not limited to any penalty or interest on any unpaid or delayed taxes); and

“Borrower” and “Lender” shall be interpreted to include their respective successors and assigns.

1.3

Unless the context requires otherwise, any reference to this Agreement or any other agreement or document shall be interpreted to include any amendment, modification, replacement or supplement to this Agreement and other agreement or document that have already made or may be made from time to time.

2.	Loan

2.1	Subject to the terms and conditions of this Agreement, the Lender agrees to provide the Loan in the principal of RMB thirty-one million five hundred thousand (RMB31,500,000.00) to the Borrower.

The Borrower may only use the Loan hereunder to pay the transaction consideration for the indirect acquisition of 100% equity interest in the Domestic Company, i.e., the Borrower indirectly acquires 100% equity interest in Guangdong Intelligent Insurance Agency Co., Ltd., a wholly-owned subsidiary of Guangzhou Xuetao Enterprise Management Co., Ltd. (“Xuetao Company”) through the acquisition of 100% equity interest in Xuetao Company (the “Transaction”).

Without the prior written consent of the Lender, the Borrower shall not use part or all of the Loan for any other purpose.

2.2

The Parties agree that the Loan may be provided by the Lender and/or any third party designated by the Lender in one lump sum or in installments. The Parties acknowledge that the Lender and/or any third party designated by the Lender shall provide the Loan to the third party designated by the Borrower, i.e., He Tao and Li Zhixue, the natural person shareholders of Xuetao Company, in the full amount set forth under Article 2.1 within 360 days after the Execution Date. RMB15,750,000 of the Loan amount will be paid to He Tao, and RMB15,750,000 will be paid to Li Zhixue.

2.3	The Parties acknowledge that the Borrower shall perform the repayment obligation and other obligations hereunder to the Lender according to the provisions of this Agreement.

2.4

The Borrower and Xuetao Company have entered into the equity interest pledge agreement with the Lender on the Execution Date according to the requirement of the Lender, and created a pledge in favor of the Lender over the whole equity in the Domestic Company as the security for performance of the Borrower’s obligations hereunder (including but not limited to repaying the Outstanding Amount according to the provisions hereof).

3.	Interest

3.1

The Lender acknowledges that the interest on the Loan will be settled on a calendar year basis (in case of less than one year, settled based on the result of the actual number of days / 365 days), and at the Shanghai Interbank Offered Rate, provided that the Borrower does not breach this Agreement.

4.	Repayment

4.1

This Agreement is formed and effective when it is signed officially by both Parties (“Effective Date”). The loan term hereunder shall start from the actual drawdown date of the Loan, and end on the earliest of the following: (i) twenty (20) years after the Execution Date; (ii) the date when Xuetao Company’s business term expires; or (iii) the date when the Domestic Company’s business term expires (“Loan Term”). When the Loan Term expires, unless the Parties agree through negotiation to renew the Loan, the Borrower shall repay the whole Outstanding Amount in one lump sum on the date when the Loan Term expires. In such case, subject to applicable laws and regulations, the Lender may request waiver of payment of the Transfer Price for its accepting transfer of the Option Equity (as defined in the Exclusive Option Agreement) in respect of the Outstanding Amount, in accordance with the Exclusive Option Agreement entered into between the Lender, the Borrower, and other relevant parties.

4.2

During the Loan Term, the Lender may decide in its absolute sole discretion to accelerate the Loan at any time, and issue a repayment notice (“Repayment Notice”) to the Borrower ten (10) days in advance, requesting the Borrower to repay the Outstanding Amount in whole or in part according to the provisions of this Agreement.

In the event that the Lender requests the Borrower to repay the Outstanding Amount according to the above paragraph, subject to the applicable laws and regulations, the Lender may request waiver of payment of the Transfer Price for its accepting transfer of the Option Equity (as defined in the Exclusive Option Agreement) in respect of the Outstanding Amount, in accordance with the Exclusive Option Agreement entered into between the Lender, the Borrower, and other relevant parties. The ratio of the equity to be purchased to the equity held by the Borrower through Xuetao Company on the date when it completes the subscription of the registered capital of the Domestic Company, shall be the ratio of the part of the Outstanding Amount required to be repaid in the Repayment Notice to the total Loan amount borrowed by the Borrower according to this Agreement.

Notwithstanding the above provisions, the Loan will become due and payable immediately if:

(a)	the Domestic Company or Xuetao Company is dissolved and goes into liquidation, or the Domestic Company goes into bankruptcy;

(b)	the Borrower is no longer the shareholder of Xuetao Company, or Xuetao Company is no longer the shareholder of the Domestic Company;

(c)

part or whole of the equity held indirectly by the Borrower in the Domestic Company through Xuetao Company is transferred to any individual or entity other than the Lender and/or its designated individual or entity due to any applicable law, or the decision or award of any court or arbitrator (including but not limited to due to repayment of any debt) (“Involuntary Equity Transfer”);

(d)	the Lender decides in its absolute sole discretion that any Involuntary Equity Transfer may occur.

4.3

The Parties agree and acknowledge that the Borrower shall repay the corresponding Outstanding Amount in cash (or in other form specified in the resolution properly passed by the board of directors of the Lender).

4.4

When the Borrower repays the Outstanding Amount according to this Article 4, if the Lender elects to purchase the equity in the Domestic Company according to Article 4.1 or Article 4.2, the Parties shall complete the equity transfer simultaneously, and ensure that the Lender or any third party designated by the Lender has accepted transfer of the corresponding equity in the Domestic Company free of any pledge or other forms of encumbrances legally and wholly in accordance with the above provisions at the same time of repayment of the Outstanding Amount. When the transfer of equity in the Domestic Company is carried out according to the above provisions, the Borrower shall provide all reasonable cooperation and waive any right of first refusal he has.

4.5

The Borrower will not assume any repayment obligation hereunder when he transfers his whole equity held indirectly through Xuetao Company in the Domestic Company to the Lender or any third party designated by the Lender and fully repay the Outstanding Amount according to Article 4 hereof.

5.	Taxes

5.1	The taxes relating to the Loan shall be borne by the Parties respectively according to law.

6.	Confidentiality Obligations

6.1

Each Party shall keep strict confidential the business secrets, proprietary information, client information and other confidential information of the other Party obtained during the execution and performance of this Agreement (“Confidential Information”) regardless of whether this Agreement has been terminated. The receiving Party shall not disclose any Confidential Information to any third party, except upon prior written consent of the disclosing Party or as required by applicable laws and regulations or the rules of the jurisdiction where the affiliate of a Party is listed. The receiving Party shall not use directly or indirectly any Confidential Information except for purpose of performing this Agreement.

6.2	The Parties acknowledge that the following information is not Confidential Information:

(a)	The information obtained by the receiving Party by legal means before the disclosure, which is evidenced by written proof;

(b)	The information that has entered public domain not through the fault of the receiving Party; or

(c)	The information obtained by the receiving Party legally through other channel after receiving the information from the disclosing Party.

6.3

The receiving Party may disclose the Confidential Information to its relevant employees, agents or any engaged professionals, provided that it shall ensure such persons to comply with relevant terms and conditions of this Agreement and shall assume any liability arising from the breach by such persons of relevant terms and conditions of this Agreement.

6.4	Notwithstanding any other provisions hereof, this Article 6 shall survive the suspension or termination of this Agreement.

7.	Undertakings and Warranties

7.1

The Borrower hereby undertakes and warrants that without prior written consent of the Lender, he will not make or authorize others (including but not limited to the directors of Xuetao Company and the directors of the Domestic Company nominated by Xuetao Company) to make any resolution, instruction, consent or order, agreeing, authorizing or procuring Xuetao Company or the Domestic Company to carry out any transactions that will or may have material effect on the assets, rights, obligations or business of Xuetao Company or the Domestic Company (including its branches and/or subsidiaries) (“Prohibited Transactions”), including but not limited to:

(a)

Borrowing or incurring any debt from any third party (except the debt with a single amount of no more than RMB 100,000, or the debts with an aggregate amount of no more than RMB 100,000 within six (6) consecutive months, incurred during the normal course of business);

(b)	Providing any security in favor of any third party for its own debt, or providing any security for any third party;

(c)	Transferring any business, material asset, or actual or potential business opportunity to any third party;

(d)

Transferring or licensing to any third party any domain name, trademark or other intellectual property to which the Domestic Company holds legal title, or disposing of the material asset of the Domestic Company in other forms;

(e)	Transferring to any third party part or all of their equity in the Domestic Company; or

(f)	Other major transactions;

or enter into any agreement, contract, memorandum or other forms of transaction documents on the Prohibited Transactions (“Prohibited Documents”), nor permit, through action or inaction, the making of any Prohibited Transactions or signing of any Prohibited Documents.

7.2

The Borrower will procure the directors and officers of Xuetao Company or the Domestic Company to strictly comply with the provisions hereof when they perform their duties in the capacity of directors or officers of Xuetao Company or the Domestic Company, and will not take any action or inaction in contradiction with the above undertaking.

7.3

The Borrower will immediately, without any delay, notify the Lender of any circumstance that the equity held by him in Xuetao Company or the equity held by Xuetao Company in the Domestic Company may be transferred to any third party other than the Lender or the individual or entity designated by the Lender due to any applicable law, the decision or award of any court or arbitrator, or any other reasons, once he knows or should have known such circumstance.

8.	Notice

8.1	Any notice, request, demand or other communication required by or made under this Agreement shall be in writing and sent to relevant Parties.

8.2

Where the above notice or other communication is sent by fax or email, it will be deemed delivered when it is sent. Where the above notice or other communication is sent by personal delivery, it will be deemed delivered when it is submitted in person. Where the above notice or other communication is sent by mail, it will be deemed delivered two (2) days after it is posted.

9.	Liabilities for Breach of Contract

9.1

The Borrower irrevocably undertakes that if the Lender suffers or incurs any action, charge, claim, cost, damage, request, expense, liability, loss or proceeding due to their breach of any obligation hereunder, he shall be liable for corresponding damages to the Lender. The Borrower further acknowledges and agrees that his breach of Article 7 hereof shall constitute a material breach of this Agreement.

9.2	Notwithstanding any other provisions hereof, this Article 9 shall survive the suspension or termination of this Agreement.

10.	Miscellaneous

10.1

This Agreement is written in Chinese. This Agreement is made in five (5) counterparts, with one (1) counterpart filed with the government authority for approval/registration, and the remaining counterparts maintained by the Lender.

10.2	The conclusion, validity, interpretation and dispute resolution of this Agreement shall be governed by the PRC Laws.

10.3	Dispute Resolution

(a)

Any dispute arising from or relating to this Agreement shall be resolved first through the friendly negotiation between the Parties. If negotiation fails, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules of the Commission effective at the time of submission. The arbitration will be carried out in Shenzhen. The arbitration award is final and binding upon relevant Parties. Unless the arbitration award decides otherwise, the arbitration cost shall be borne by the losing Party. The losing Party shall further reimburse the winning Party’s attorney fee and other expenses.

(b)	During the period of dispute resolution, the Parties shall continue to perform other provisions of this Agreement except for the disputed matter.

(c)

The Parties hereby specifically recognize and undertake that, subject to the provisions of the PRC laws, the arbitrator shall have the right to make appropriate awards in the light of the actual circumstances to grant appropriate legal remedies to the Lender, including, without limitation, restricting the business operation of the Domestic Company, imposing restrictions and/or making disposals (including, without limitation, by way of compensation), prohibiting the transfer or disposal, or granting other relevant remedies in respect of the equity interests or assets of the Domestic Company (including land assets), liquidating the Domestic Company, etc. The Parties shall perform such awards.

(d)

The Parties hereby specifically recognize and undertake that, subject to the provisions of the PRC laws, a court of competent jurisdiction shall, at the request of one of the disputing Parties, have the right, before the constitution of the arbitral tribunal or in other appropriate cases permitted by the law, to issue a decision or judgment providing provisional relief to one of the disputing Parties as a measure of property preservation or enforcement, such as a decision or judgment to detain or freeze the property of the defaulting Party or the equity interests in a company. Such rights of a disputing Party and the judgment or decision of the court thereon shall not affect the validity of the said arbitration clause agreed upon by the Parties.

(e)	After the entry into force of the arbitral award, either Party shall have the right to apply to a court of competent jurisdiction for the enforcement of the arbitral award.

(f)

The Parties agree that the competent court in the following places shall be deemed to have jurisdiction for the purposes of this Article: (1) the Hong Kong Special Administrative Region; (2) the place of incorporation of XPeng Inc.; (3) the place of incorporation of the Domestic Company (i.e., Guangzhou); and (4) the place where the principal assets of XPeng Inc. or the Domestic Company are situated.

10.4

Any rights, powers and remedies granted to either Party under any provision of this Agreement shall not preclude any other rights, powers or remedies granted to the Party under laws or other provisions hereof. No exercise by either Party of its rights, powers or remedies will preclude the exercise by the Party of other rights, powers or remedies.

10.5

No failure or delay to exercise by either Party of its rights, powers or remedies under this Agreement or laws (“Party’s Rights”) will constitute waiver of such rights, and no single or partial waiver of the Party’s Rights will preclude exercise by the Party of such rights in other way or of other rights.

10.6	The headings hereof are inserted for reference only, and shall not be used for or affect the interpretation of any provisions hereof.

10.7

The provisions hereof are severable and independent from other provisions. If any or several provisions hereof are decided invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected.

10.8

If The Stock Exchange of Hong Kong Limited or any other regulatory body proposes any changes to this Agreement, or if there are any changes to the rules governing the listing of securities on The Stock Exchange of Hong Kong Limited or related requirements in relation to this Agreement, the Parties shall amend this Agreement accordingly.

10.9

This Agreement shall supersede all oral or written agreements, understandings and communications concluded by the Parties with respect to the subject matter of this Agreement. Any amendment or supplement to this Agreement must be made in writing, and shall become effective after the Parties properly sign it, except that the Lender transfers its rights hereunder according to Article 10.9.

10.10

Without prior written consent of the Lender, the Borrower shall not transfer his right and/or obligation hereunder to any third party. Upon notice to the other Parties, the Lender has the right to transfer any right hereunder to any third party designated by it.

10.11

This Agreement shall bind and inure to the benefit of the legal assigns and successors of the Parties. The Borrower warrants to the Lender that he has taken all proper measures and signed all required documents so that when he goes into bankruptcy, is liquidated, or suffers other circumstances that may affect his exercise of his equity, his legal assigns, successors, liquidators, administrators, creditors and other persons who may obtain the equity or relevant rights in the Domestic Company shall not affect or prevent performance of this Agreement. For this purpose, the Borrower shall promptly sign all other documents and take all other actions (including but not limited to notarizing this Agreement) required by the Lender.

[The remainder of this page is intentionally left blank. Signature page follows.]

[Signature page of the Loan Agreement]

Xiaopeng Automobile Sales Co., Ltd. (seal)

Legal representative: Han Jian

Signature: /s/ Han Jian

Date: January 31, 2024

[Signature page of the Loan Agreement]

Zheng Yeqing

Signature: /s/ Zheng Yeqing

Date: January 31, 2024